EXHIBIT 99.1

Spotlight Innovation names Dr. David Hostelley Chief Financial Officer

FOR IMMEDIATE RELEASE – June 24, 2014, West Des Moines, Iowa.

Spotlight Innovation, Inc. (OTCQB:STLT) today announced that effective June 20, 2014, Dr. David Hostelley has been named Chief Financial Officer of the Company. Dr. Hostelley has spent twenty years as a consultant in the health field. He has structured numerous acquisitions in the fields of printing, oil and gas development, private schools, insurance agencies, hotels, manufacturing, debit card issuance, health products and health clubs, and service entities. He has formed Not-For-Profit entities and serves on the board of trustees. Dr. Hostelley is a CPA (inactive) licensed by the state of Ohio. He earned his Ph.D. in management while a lecturer in the MBA Program of Baldwin-Wallace College, and has lectured in Accounting and Management for Walsh University, North Canton, Ohio. During his more than twenty years in business he has served as CEO, CFO and board member of several publicly traded companies.

Cristopher Grunewald, President and CEO, said, “We are excited to have Dr. Hostelley on board as Chief Financial Officer. His impressive track record in the health field, considerable experience with SEC reporting companies, and commitment to Spotlight Innovation’s strategic vision make him the ideal executive for this position. We expect his contributions to play a key role in the continued growth of the Company.”

About Spotlight Innovation, Inc.

Spotlight Innovation, Inc., provides solutions for healthcare-focused companies commercializing healthcare intellectual property developed by major centers of academia in the United States. The company focuses on identifying, validating and acquiring/cooperating with early stage companies developing healthcare technologies including pharmaceuticals, devices and equipment, diagnostic products and healthcare IT. Additional information is available at www.spotlightinnovation.com.

Forward Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications, which may arise, could prevent the prompt implementation of any strategically significant plan(s) outlined above. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Source: Spotlight Innovation, Inc.

Press Contact
Rene Erickson
Spotlight Innovation, Inc.

1-515-274-9087
corpcomm@spotlightinnovation.com

Investor Relations Contact
Mike Reysack
Spotlight Innovation, Inc.
1-641-512-1035
investor.relations@spotlightinnovation.com